EXHIBIT 99.1

For Immediate Release:

Steinway Announces Agreement for Private Placement of Common Stock;

Will Appoint New Director

WALTHAM, MA — November 5, 2009 — Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced that it has signed an agreement with Samick Musical Instruments Co., Ltd. for a private placement of 1.7 million shares of its ordinary common stock at a price of $16 per share, approximately 37% above the closing market price on October 28, 2009, the date the parties set the purchase price. Steinway intends to use the proceeds of approximately $27 million to retire outstanding debt and for general corporate purposes.  Samick was also granted the right to purchase by March 31, 2010 an additional 1.7 million shares of ordinary common stock at an exercise price of $16 per share.

The placement will bring Samick’s holdings in Steinway to approximately 1.9 million shares.  Steinway’s Chairman, Kyle Kirkland, and CEO, Dana Messina, continue to hold 100% of the Company’s Class A shares which represent over 80% of the voting power of the total common stock.

In connection with the placement, Mr. Jong Sup Kim, Chairman of Samick Musical Instruments Co., Ltd., will join the Board of Directors of Steinway Musical Instruments bringing the total number of directors to nine.

Dana Messina commented, “I have known Mr. Kim for several years and am very pleased to have a director with his reputation and insight on our board and invested in our future.  He has always had a high regard for our products and is very optimistic about Steinway’s future in Asia and other parts of the world.  Samick’s investment is a clear endorsement of our long term strategy and future prospects.”

Kyle Kirkland added, “Given current economic conditions, we’ve seen several opportunities to increase our market presence in all areas of our industry.  Samick’s minority investment provides added liquidity, enabling us to move aggressively on opportunities as they arise.”

J. S. Kim is considered one of the most successful business leaders in Korea, owning twelve companies in various industries.  He is the controlling shareholder of Samick and has served as its chairman for the last seven years where he successfully engineered a turnaround to profitability.  Mr. Kim also serves as the chairman of Speco Co., Ltd., one of Korea’s leading road building machinery companies.  He is a graduate of the prestigious Seoul National University in Seoul, Korea.

Mr. Kim commented, “I believe Steinway Musical Instruments offers tremendous investment value even at a premium to the current market price.  The Steinway piano and brand are incomparable worldwide and it is an honor for us to be an investor in the Company.  Steinway has great potential throughout the world and is well positioned to capitalize on near term growth opportunities in the Asian piano markets.  As financial investors, we look forward to this opportunity to profit from Steinway’s world renowned products, proven management and superior market presence.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.  Through its online music retailer, ArkivMusic, the Company also distributes classical music recordings.  For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; reductions in school budgets; increased competition; work stoppages and slowdowns; ability to successfully consolidate band manufacturing; impact of dealer consolidations on orders; ability of dealers to obtain financing; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new products; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact: Julie A. Theriault

Telephone: 781-894-9770

E-mail: ir@steinwaymusical.com